Exhibit 10.2

[Company Letterhead]

December 28th, 2015

Personal and Confidential

Gad Berdugo

[ADDRESS]

Dear Gad:

This letter will confirm the following terms in connection with your separation of employment from Immune Pharmaceuticals Inc. (the “Company”) and the commencement of your consulting services to the Company. The Company and you agree that this letter (this “Agreement”) represents the full and complete agreement concerning your termination of employment with the Company and the terms of your consulting services to the Company.

1.                  Consulting Term. You will resign from the Company effective December 31, 2015 (the “Separation Date”). Commencing on January 1, 2016 and continuing until June 30, 2016, unless terminated earlier by the Company pursuant to Paragraph 6 (the “Term”), you will provide strategic financial (non-operational) consulting services to the Company (the “Services”). The Company acknowledges and agrees that the Services will not require you to have access to material non-public information of the Company and will not require you to provide more than fifty (50) hours of Services per month of the Term, based on your reasonable availability. Notwithstanding the foregoing, providing Services for less than fifty (50) hours per month will not constitute a material breach under Paragraph 6 of this Agreement.

2.                  Fees and Other Related Matters. As compensation for the Services during the Term, the Company will pay you a monthly fee (the “Fee”) in the amount of $25,000.00. The Fee will be paid in two equal monthly payments: the first payment in the amount of $12,500.00 will be paid on the 1st day of each month and the second payment in the amount of $12,500.00 will be paid on the 15th day of each month. The Company will issue to you a Form 1099 on or before January 31 of the tax year following the Term for any Fee paid to you for the Services. You shall be responsible for the payment of all local, state, federal and foreign taxes resulting from the payment of any Fees. In addition, you agree to indemnify and hold harmless the Company from and against any and all claims, liabilities, suits and penalties for any amounts assessed by or due to any federal, state or local government with respect to such Fees, if any.

3.                  Options. Pursuant to the terms of the Stock Option Agreement (“Option Agreement”) dated as of January 22, 2015, the unvested portion of the options (the “Options”) to purchase 370,000 shares of Company Stock will be forfeited as of the Separation Date and the vested portion will continue to subsist in accordance with the Option Agreement and the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”). Notwithstanding the foregoing, provided you execute and do not revoke this Agreement, (i) 123,333 shares covered by the Option Agreement shall vest as of the Effective Date (“Vested Options”), and (ii) the period of time in which you must exercise the Vested Options shall not exceed six (6) months after the Effective Date.

4.                  Post-Employment Restrictions. You acknowledge and agree that you will continue to abide by and comply with the covenants set forth the Non-Disclosure and Non-Competition Agreement dated January 21, 2015 (the “NDA”) which continue in effect in accordance with their terms following termination of your employment. Provided you execute and do not revoke this Agreement, the Company will waive your obligations under Section 4(a) upon the Effective Date of this Agreement.

5.                  Trading Restrictions. You will not transfer or attempt to transfer any of the shares of Common Stock of the Company owned by you or owned by you in the future as a result of your exercise of the Options until after the Company’s Form 10-K for the period ending December 31, 2015 has been filed on or about March 15, 2015 and in any case within the SEC limit for such a filing.

6.                  Termination. The Company may terminate this Agreement on contemporaneous written notice to you only upon material breach of the terms of this Agreement or the NDA. A “Material Breach” shall only exist if the Company provided you with written notice of the breach event and you fail to correct such breach event within thirty (30) days following your receipt of such notice, and upon cure thereof by you to the reasonable satisfaction of the Company, such event shall no longer constitute a Material breach for purposes of this Agreement.

7.                  Your Release. In consideration for the payments, benefits and other promises and covenants set forth herein, you voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, affiliates and parents, together with each of those entities’ respective officers, directors, shareholders, employees, agents, fiduciaries and administrators (collectively, the “Releasees”) from any and all claims and rights of any nature whatsoever which you now have or in the future may have against them, whether known or unknown, suspected or unsuspected. This release includes, but is not limited to, any rights or claims relating in any way to your employment relationship with the Company or any of the other Releasees or the termination thereof, any contract claims (express or implied, written or oral), or any rights or claims under any statute, including, without limitation, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973 (including Section 504 thereof), Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Equal Pay Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Lilly Ledbetter Fair Pay Act, and the Genetic Information Non-Discrimination Act, all as amended, and any other federal, state or local law. This release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, bonuses, equity awards, incentive and performance compensation, vacation, pension benefits, 401(k) Plan benefits, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law. Notwithstanding the foregoing, this release expressly excludes (i) your rights, if any, under any director or officer liability insurance that covered you; (ii) your right to enforce the terms of this Agreement; (iii) your right to file an administrative charge or complaint with the Equal Opportunity employment Commission, although you waive any right to monetary relief related to such a charge or administrative complaint; (iv) any right to indemnification for acts or omissions as officer or employee to which you were entitled as of the Separation Date under any agreement, contract, governing documents or applicable law; (v) any equity rights pursuant to the Option Agreement; (vi) any claims arising out of acts occurring after your execution of this Agreement; and (vii) any claims that cannot be waived as a matter of law.

8.                  The Company’s Release. The Company hereby releases you from any and all claims and rights of any nature whatsoever which it now has or in the future may have against you, whether known or unknown, suspected or unsuspected. Notwithstanding the foregoing, the Company’s release of you does not include a release of any claims against you arising out of or relating to fraud, embezzlement, securities violations, or criminal conduct.

9.                  No Claims Filed. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company or any of the other Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that you have not transferred to any other person any such complaints, claims or lawsuits. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. This Agreement does not: (i) prohibit or restrict you from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Agreement or its underlying facts, or (ii) require you to notify the Company of such communications or inquiry.

10.              No Admission of Wrongdoing. By entering into this Agreement, neither you nor the Company nor any of the Company’s officers, agents or employees, admit any wrongdoing or violation of any law.

11.              Confidentiality. You and the Company agree that the terms of this Agreement are CONFIDENTIAL. You and the Company agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than to your or the Company’s lawyers or financial advisors or your immediate family members, in each case to the extent necessary to administer this Agreement, to enforce this Agreement, or to respond to a valid subpoena or other legal process; provided that any such disclosure by you to your lawyers, financial advisors or immediate family members shall be conditioned on your first informing such persons that they must keep this Agreement and its contents confidential.

12.              Return of Company Property. You shall within 10 business days of the signature of this agreement return all Company property, documents and confidential information in your possession or under your control, that is in electronic, written or other tangible form (together with all duplicates thereof) and you agree not to retain any such Company property, documents or confidential information or any copies thereof.

13.              No Negative Statements. You agree not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages, the Company, any of the other Releasees, or the services, reputation, financial status or business relationships of any of the foregoing. The Company will direct its officers and directors not to make, or cause to be made, any negative or disparaging statements about, or to intentionally do anything that damages your business reputation. Nothing in this paragraph will preclude any party from making truthful statements pursuant to legal process or in connection with any government inquiry.

14.              Non-Exclusivity. The Company acknowledges that you may provide similar services to other organizations that may be competitive with the Company (“Competitive Services”). You will use commercially reasonable efforts to advise the Company of any such potential conflicts, and you shall abide by the terms of the NDA, as set forth in Section 4 of this Agreement, throughout your provision of any Competitive Services.

15.              Breach of this Agreement. You and the Company promise to abide by the terms and conditions in this Agreement, and you and the Company understand that if you or the Company breach the Agreement, the non-breaching party shall be entitled to attorneys’ fees and any other damages incurred due to such breach, except that this provision will not apply if you or the Company file a lawsuit challenging the validity of this Agreement.

16.              Severability. If at any time, after the date of the execution of this Agreement any court or administrative agency finds that any provision of this Agreement is illegal, void, or unenforceable, that provision will no longer have any force and effect. However, the provision’s illegality or unenforceability will not impair the enforceability of any other provision of this Agreement.

17.              Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.

18.              Entire Agreement. This Agreement (together with the NDA) constitutes the entire agreement between you and the Company and supersedes all other agreements between you and the Company, except this Agreement shall not relieve you of any contractual or common law obligations you have to the Company or any of its affiliates that by their nature are intended to survive the termination of your employment with the Company, including, without limitation, to maintain the Company’s confidential, proprietary and trade secret information as confidential and not to use such information for your benefit or the benefit of any third party. You confirm that in signing this Agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as expressly set out in this Agreement.

19.              Waiver. By signing this Agreement, you acknowledge that:

(i)	You have carefully read and understand this Agreement;

(ii)	The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

(iii)	You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney about both;

(iv)	You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;

(v)	You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

(vi)	You acknowledge and agree that the payments, benefits, promises and covenants set forth in this Agreement are contingent on execution of this Agreement, which releases all of your claims against the Company and the Releasees, and you KNOWINGLY AND VOLUNTARILY AGREE TO RELEASE the Company and the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;

(vii)	You have seven (7) days after you sign this Agreement to revoke it by notifying the Company in writing. The Agreement will not become effective or enforceable until the seven (7) day revocation period has expired;

(viii)	This Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.); and

(ix)	This Agreement does not waive any rights or claims that may arise after this Agreement becomes effective, which is seven (7) days after you sign it, provided that you do not exercise your right to revoke this Agreement (the 8th day after you sign it, provided you have not exercised your right to revoke it, is the “Effective Date”). If you exercise your right to revoke this Agreement, you will not be entitled to any payments or benefits under this Agreement.

20.              Return of Signed Agreement. If you are signing electronically, you should return an original signed Agreement to the company on or before the date that is a week from the date hereof.

Sincerely,

/s/ Daniel Teper
Daniel Teper
Chief Executive Officer
Immune Pharmaceuticals Inc.

Read, Accepted and Agreed to:

/s/ Gad Berdugo
Gad Berdugo

December 27th, 2015
Date